UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPRINT NEXTEL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 12, 2013, the following was distributed or made available to employees of Sprint Nextel Corporation.

Simplified FAQ for frontline teams

SOFTBANK

What’s the latest news about changes in the proposed Sprint/SoftBank deal?

On Monday, June 10, Sprint’s Board of Directors unanimously accepted an amended merger agreement with improved terms from SoftBank. The new agreement would increase upfront cash paid to Sprint shareholders by $1.48 per share. Under this new agreement, SoftBank will own approximately 78% of Sprint.

Why does Sprint support the revised offer from SoftBank?

We believe the amended merger agreement with SoftBank is good for shareholders and it can enhance Sprint’s long-term value by creating a company that’s stronger and more competitive.

When is the Sprint shareholder vote on the offer from SoftBank?

To allow ample time for Sprint shareholders to evaluate new agreement, we convened and then immediately adjourned the June 12th special meeting of the shareholders to take place June 25th.

When will the SoftBank transaction close?

We expect that the merger with SoftBank will be completed in July.

DISH

What about the DISH offer?

Sprint also announced on June 10 that its Special Committee and Board of Directors have unanimously determined that the proposal submitted by DISH in April is not reasonably likely to lead to a “superior offer” under the Merger Agreement and the Special Committee has ended its discussions with DISH.

The revised agreement gives DISH until June 18 to provide Sprint its best and final offer, by which point Sprint must decide whether or any DISH proposal is a “superior offer” and deliver notice to SoftBank if so.

Clearwire

What is the status of Sprint acquiring Clearwire?

On June 13, Clearwire shareholders are scheduled to vote on a proposal by Sprint to acquire the portion of Clearwire that it does not already own. (The vote was delayed from May 31 to June 13 to give a special committee of Clearwire’s board of directors time to consider a counter-offer from DISH.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation (“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) there may be a material adverse change of SoftBank; (2) the proposed financing may involve unexpected costs, liabilities or delays or may not be completed on terms acceptable to SoftBank, if at all; and (3) other factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s filings with the Securities and Exchange Commission (“SEC”), including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions, which will be available on the SEC’s web site (www.sec.gov). There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of such transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.